EX-35.20
(logo) WACHOVIA SECURITIES

Wachovia Bank, National Association
201 S College Street, 8th Floor
Charlotte, NC 28244-1067


1123 SERVICER'S CERTIFICATE


Reference is hereby made to that certain Pooling and Servicing Agreement dated as of October 1, 2007, by and among Greenwich Capital Commercial Funding Corp as Depositor, Wachovia Bank, National Association, as Master Servicer, LNR Partners, Inc., as Special Servicer, and LaSalle Bank National Association, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 2007-GG11 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 11.09 of this Agreement, Marilyn Addison and David J Shay, Director of Compliance and Third Party Oversight and Director of Strategic Initiatives do hereby certify that:

1. A review of the activities of such Master Servicer during the period from January 1, 2008 to December 31, 2008, and of its performance per the Agreement during such period has been made under our supervision; and

2. To the best of our knowledge, based on such review, such Master Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the period January 1, 2008, through December 31, 2008;


IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2009.


/s/ Marilyn Addison
Marilyn Addison, Director
Wachovia Bank National Association


/s/ David J. Shay
David J. Shay, Director
Wachovia Bank National Association